Exhibit 99.1

PRESS RELEASE

For Immediate Release

Date:	January 21, 2021
Contact:	Chris Courtney/Rick McCarty
Phone:	(209) 848-2265
www.ovcb.com

OAK VALLEY BANCORP REPORTS 4th QUARTER RESULTS AND ANNOUNCES CASH DIVIDEND

OAKDALE, CA–Oak Valley Bancorp (NASDAQ: OVLY) (the “Company”), the bank holding company for Oak Valley Community Bank and their Eastern Sierra Community Bank division (the “Bank”), recently reported unaudited consolidated financial results. For the three months ended December 31, 2020, consolidated net income was $4,649,000 or $0.57 per diluted share (EPS), as compared to $3,748,000, or $0.46 EPS, for the prior quarter and $3,191,000, or $0.39 EPS for the same period a year ago. Consolidated net income for the year ended December 31, 2020, totaled $13,687,000, or $1.68 EPS, representing an increase of 9.6% compared to $12,489,000 or $1.54 EPS for 2019.

The fourth quarter net income increase was primarily due to the $244 million in Paycheck Protection Program (PPP) loans funded during the second and third quarters that resulted in loan interest and fee income of $2,150,000 during the fourth quarter, compared to $1,478,000 during the third quarter of 2020. Year-to-date PPP loan interest and fee income totaled $4,720,000. The year-to-date results were also bolstered by deferred loan cost GAAP accounting adjustments of $1,253,000 against salary expense during the second and third quarters, corresponding to the PPP loans funded. Additionally, the Company recorded a loan loss provision reversal of $338,000 during the fourth quarter, as compared to provisions of $193,000 and $210,000 during the third quarter of 2020 and fourth quarter of 2019, respectively. The fourth quarter reversal was attributable to non-accrual loans decreasing to a zero balance for the first time since the recession over a decade ago, as the one remaining non-accrual loan was placed back on accrual status during the quarter.

The Company has benefited from loan growth, excluding PPP loans, of $51.3 million, and investment portfolio growth of $19.6 million, during the year ended December 31, 2020. This growth in earning assets contributed to net interest income expansion and helped to offset the yield reduction resulting from the FOMC rate cuts during March of 2020.

“Unprecedented growth resulting from the bank’s fervent participation in PPP, in support of local businesses, combined with organic growth to help us attain record level earnings. We are extremely proud of the way our team has stepped up to meet the challenges the pandemic has presented,” stated Chris Courtney, President and CEO of the Company and the Bank. “Oak Valley was founded on the notion of serving the needs of the small business community. In 2020, that commitment was called to action and on display. As we emerge from these trying times, we are confident the relationships we have forged will be strengthened like never before.”

Net interest income was $12,128,000 and $44,957,000 for the fourth quarter and year ended December 31, 2020, respectively, compared to $11,455,000 during the prior quarter, $10,350,000 for the fourth quarter of 2019 and $41,034,000 for the year ended December 31, 2019. The increase is attributable to interest and fees on PPP loans and organic growth as mentioned above. Net interest margin was 3.49% and 3.59% for the fourth quarter and year ended December 31, 2020, respectively, as compared to 3.98% and 4.13% for the same periods of 2019. The interest margin compression was attributable to the FOMC rate cuts in March 2020, which adversely impacted earning asset yields and the infusion of short-term PPP loans which yield 1%.

Non-interest income for the fourth quarter and year ended December 31, 2020, totaled $1,280,000 and $4,815,000, respectively, compared to $1,228,000 during the prior quarter, $1,254,000 for the fourth quarter of 2019, and $5,047,000 for the year ended December 31, 2019. The fourth quarter increase compared to prior quarters was due mainly due to a $37,000 gain on the sale of an OREO property and increased single-family mortgage commission income. The year-over-year decrease was mainly due to a reduction in NSF fee income during 2020 as higher deposit account balances corresponding to PPP and stimulus payments, coupled with pandemic related changes in spending patterns resulted in relatively low overdraft activity.

Non-interest expense for the fourth quarter and year ended December 31, 2020, totaled $8,040,000 and $29,864,000, respectively, compared to $7,501,000 during the prior quarter, $7,146,000 for the fourth quarter of 2019 and $28,847,000 for the year ended December 31, 2019. The fourth quarter and year-to-date increases compared to 2019 correspond to staffing expense and general operating costs related to servicing the growing loan and deposit portfolios. The fourth quarter, compared to the prior two quarters in 2020, is also impacted by the decrease in deferred loan cost GAAP accounting adjustments associated with PPP loans as discussed above.

Total assets were $1.51 billion at December 31, 2020, an increase of $61.9 million over September 30, 2020, and $363.2 million over December 31, 2019. Gross loans were $1.01 billion as of December 31, 2020, a decrease of $13.7 million from September 30, 2020, and an increase of $262.1 million over December 31, 2019. The fourth quarter decrease in gross loans was the result of PPP loan forgiveness principal payments from the SBA totaling $33.4 million. The Company’s total deposits were $1.37 billion as of December 31, 2020, an increase of $56.6 million over September 30, 2020, and $347.9 million over December 31, 2019. The December 31, 2020 balance sheet totals were bolstered by the $244 million in PPP loans funded during the second and third quarters, which consequently increased total deposits, as the PPP funded amounts were credited directly to the borrowers’ deposit accounts.

Non-performing assets were reduced to zero as of December 31, 2020, compared to $894,000, or 0.06% of total assets, as of September 30, 2020, and $1,103,000, or 0.10% at December 31, 2019. The decrease in non-performing assets compared to the prior periods is the result of payments on non-accrual loans and the subsequent credit enhancement of said loans back to accrual status.

The allowance for loan losses as a percentage of gross loans decreased to 1.12% at December 31, 2020, compared to 1.13% at September 30, 2020, and 1.22% at December 31, 2019, due to the outstanding PPP loans that do not require a loan loss reserve as they are guaranteed by the federal government through the SBA program. The Company recorded a provision for loan loss reversal of $338,000 during the fourth quarter corresponding to the reduction in non-accrual loans; and an aggregate provision for loan losses of $2,165,000 for the year ended December 31, 2020, which is commensurate with growth of the loan portfolio, as loan loss reserves relative to gross loans remain at acceptable levels and credit quality remains stable. The provision for loan losses of $1,860,000 during the second quarter of 2020 included qualitative risk-based discretionary adjustments in connection with the COVID-19 pandemic and corresponding economic stress.

The Board of Directors of Oak Valley Bancorp at their January 19, 2021, meeting declared the payment of a cash dividend of $0.145 per share of common stock to its shareholders of record at the close of business on February 1, 2021. The payment date will be February 12, 2021 and will amount to approximately $1,192,000. This is the first dividend payment made by the Company in 2021.

Oak Valley Bancorp operates Oak Valley Community Bank & their Eastern Sierra Community Bank division, through which it offers a variety of loan and deposit products to individuals and small businesses. They currently operate through 17 conveniently located branches: Oakdale, Turlock, Stockton, Patterson, Ripon, Escalon, Manteca, Tracy, Sacramento, two branches in Sonora, three branches in Modesto, and three branches in their Eastern Sierra division, which includes Bridgeport, Mammoth Lakes, and Bishop.

For more information, call 1-866-844-7500 or visit www.ovcb.com.

This press release includes forward-looking statements about the corporation for which the corporation claims the protection of safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management's knowledge and belief as of today and include information concerning the corporation's possible or assumed future financial condition, and its results of operations and business. Forward-looking statements are subject to risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include fluctuations in interest rates, government policies and regulations (including monetary and fiscal policies), legislation, economic conditions, including increased energy costs in California, credit quality of borrowers, operational factors, and competition in the geographic and business areas in which the company conducts its operations. All forward-looking statements included in this press release are based on information available at the time of the release, and the Company assumes no obligation to update any forward-looking statement.

###

Oak Valley Bancorp

Financial Highlights (unaudited)

($ in thousands, except per share)	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter	4th Quarter
Selected Quarterly Operating Data:	2020	2020	2020	2020	2019

Net interest income	$12,128	$11,455	$11,146	$10,228	$10,350
(Reversal of) provision for loan losses	(338)	193	1,860	450	210
Non-interest income	1,280	1,228	1,023	1,284	1,254
Non-interest expense	8,040	7,501	6,874	7,449	7,146
Net income before income taxes	5,706	4,989	3,435	3,613	4,248
Provision for income taxes	1,057	1,241	854	904	1,057
Net income	$4,649	$3,748	$2,581	$2,709	$3,191

Earnings per common share - basic	$0.57	$0.46	$0.32	$0.33	$0.39
Earnings per common share - diluted	$0.57	$0.46	$0.32	$0.33	$0.39
Dividends paid per common share	$-	$0.140	$-	$0.140	$-
Return on average common equity	14.58%	12.19%	8.80%	9.52%	11.38%
Return on average assets	1.23%	1.04%	0.75%	0.95%	1.12%
Net interest margin (1)	3.49%	3.44%	3.55%	3.93%	3.98%
Efficiency ratio (2)	58.28%	57.41%	54.19%	63.26%	59.74%

Capital - Period End
Book value per common share	$15.78	$15.09	$14.60	$13.92	$13.71

Credit Quality - Period End
Nonperforming assets/ total assets	0.00%	0.06%	0.06%	0.08%	0.10%
Loan loss reserve/ gross loans	1.12%	1.13%	1.14%	1.26%	1.22%

Period End Balance Sheet
($ in thousands)
Total assets	$1,511,478	$1,449,051	$1,464,880	$1,156,635	$1,147,785
Gross loans	1,013,115	1,026,850	1,003,172	760,109	750,985
Nonperforming assets	-	894	927	959	1,103
Allowance for loan losses	11,297	11,635	11,443	9,586	9,146
Deposits	1,367,809	1,311,188	1,299,864	1,026,925	1,019,929
Common equity	129,694	123,982	119,907	114,387	112,570

Non-Financial Data
Full-time equivalent staff	183	188	182	184	182
Number of banking offices	17	17	17	17	17

Common Shares outstanding
Period end	8,218,873	8,218,873	8,215,407	8,216,714	8,210,147
Period average - basic	8,129,045	8,126,058	8,123,806	8,114,543	8,108,360
Period average - diluted	8,155,890	8,133,929	8,129,531	8,134,621	8,126,507

Market Ratios
Stock Price	$16.62	$11.46	$12.68	$15.74	$19.46
Price/Earnings	7.32	6.26	9.95	11.75	12.46
Price/Book	1.05	0.76	0.87	1.13	1.42

	YEAR ENDED DECEMBER 31,
($ in thousands, except per share)	2020	2019

Net interest income	$44,957	$41,034
Provision for loan losses	2,165	545
Non-interest income	4,815	5,047
Non-interest expense	29,864	28,847
Net income before income taxes	17,743	16,689
Provision for income taxes	4,056	4,200
Net income	$13,687	$12,489

Earnings per common share - basic	$1.68	$1.54
Earnings per common share - diluted	$1.68	$1.54
Dividends paid per common share	$0.28	$0.27
Return on average common equity	11.40%	11.78%
Return on average assets	1.00%	1.15%
Net interest margin (1)	3.59%	4.13%
Efficiency ratio (2)	58.20%	60.95%

Capital - Period End
Book value per common share	$15.78	$13.71

Credit Quality - Period End
Nonperforming assets/ total assets	0.00%	0.10%
Loan loss reserve/ gross loans	1.12%	1.22%

Period End Balance Sheet
($ in thousands)
Total assets	$1,511,478	$1,147,785
Gross loans	1,013,115	750,985
Nonperforming assets	-	1,103
Allowance for loan losses	11,297	9,146
Deposits	1,367,809	1,019,929
Common equity	129,694	112,570

Non-Financial Data
Full-time equivalent staff	183	182
Number of banking offices	17	17

Common Shares outstanding
Period end	8,218,873	8,210,147
Period average - basic	8,123,386	8,102,442
Period average - diluted	8,138,528	8,116,627

Market Ratios
Stock Price	$16.62	$19.46
Price/Earnings	9.86	12.62
Price/Book	1.05	1.42

(1)	Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 21%.
(2)	Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 21%.
A marginal federal/state combined tax rate of 29.56%, was used for applicable revenue.